EXHIBIT 4.4
SOUTHERN IOWA BIOENERGY LLC
115 S. Linden Street
Lamoni, Iowa 50144

________, 2008

To: Subscribers of Units in Southern Iowa BioEnergy LLC

RE: Notice of Rescission

Dear Subscriber:

Enclosed with this letter is a rescission offer being made to the subscribers of units in Southern Iowa BioEnergy LLC ("SIBE”), informing you that SIBE has filed a post-effective amendment to its registration statement with the Securities and Exchange Commission. The post-effective amendment contains material changes to SIBE's prospectus. The material changes to the prospectus are described are summarized in the rescission offer and the attachments thereto.

The board of directors of SIBE has determined that due to the nature of the material changes to our project, you should be offered the right to withdraw from SIBE and receive a refund of your investment, together with statutory interest. If you accept this rescission offer, we will release you from all contractual obligations in connection with your investment in SIBE.

Before deciding whether to confirm or withdraw your investment, please carefully read the enclosed rescission offer in order to fully understand the offer. Should you decide to accept this offer and withdraw your investment, please check the box marked “I accept the rescission offer and withdraw my investment” and return the enclosed Rescission Election form to us at the address listed on the Rescission Election form. Upon receipt of the Rescission Election form and expiration of the rescission offer, we will refund the purchase price to you with applicable statutory interest. We currently have all of the investor deposits in escrow which have been accruing interest. The accrued interest may not be sufficient to pay the statutory interest rates depending on the number of investors who rescind their investment. Depending on the number of investors who rescind their investment, we may have to secure additional debt financing to pay the statutory interest which we may not be able to do.

If you decide to reject this offer and confirm your investment, please check the box marked “I decline the rescission offer and elect to confirm my investment” and return the enclosed Rescission Election form along with the completed Subscription Agreement to the address listed on the Rescission Election form.

You may either accept or reject this offer for a period of 30 days from the date you receive this letter. If you fail to accept this offer in writing within 30 days, you will be deemed to have rejected our offer of rescission. You may wish to confer with your attorney.

Please note that, although this offer will remain open for 30 days, in an effort to keep the project moving forward, we would prefer an immediate response. Please complete and return the enclosed Rescission Election at your earliest convenience.

RESCISSION ELECTION

□	I decline the rescission offer and elect to confirm my investment.

□	I accept the rescission offer and withdraw my investment.

Investor’s Printed Name	Date

Investor’s Signature

In order to register your election, you must return this completed Rescission Election to us at the following address:

Southern Iowa BioEnergy, LLC
Attn: William T. Higdon
115 S. Linden Street
Lamoni, Iowa 50144

IF YOU WISH TO CONFIRM YOUR INVESTMENT, YOU MUST CHECK THE BOX AS INDICATED ABOVE AND RETURN THIS FORM TO US. ONCE YOU RETURN THE COMPLETED FORM, YOUR MAY CHANGE YOUR ELECTION ONLY BY COMPLETING A NEW ELECTION FORM WITHIN THE APPLICABLE RESCISSION OFFER TIME PERIOD. UPON EXPIRATION OF THE RESCISSION OFFER, YOUR ELECTION IS IRREVOCABLE AND YOUR INVESTMENT WILL NOT BE RETURNED, UNLESS WE REJECT YOUR SUBSCRIPTION. IF THIS FORM IS NOT COMPLETED AND RECEIVED BY US WITHIN THIRTY (30) DAYS OF RECEIPT, YOUR RECISSION RIGHTS ARE WAIVED, AND YOU WILL NOT BE ABLE TO WITHDRAW YOUR INVESTMENT.